Exhibit 99.1

Verdant acquires 24Tech Corporation to enhance information integration between energy technologies.

LOS ANGELES, September 5, 2012 – VRDT Corporation (“Verdant”) announced today that it has completed its acquisition of 24Tech Corporation (“24Tech”), an information technology (“IT”) integration company.  The move creates an internal information nerve center for Verdant and better facilitates the flow of that information not only within the various existing divisions within the company, but also to and from Verdant’s strategic partners and acquisition targets across the globe.

“24Tech has an extremely loyal customer base and a healthy revenue stream,” stated Graham Norton-Standen, Verdant’s Executive Chairman.  “This move makes sound business sense to us at Verdant on 2 fronts: we get to continue to utilize the expertise of 24Tech’s team, only now on an internal basis, while at the same time we believe that, as part of the Verdant family of companies, we can help it expand into new markets to further enhance its profitability.”

“We have had a long-standing relationship with Verdant and have always believed in its vision,” said 24Tech’s President, Monte Winegar, “we are excited to be participating directly in achieving that vision as part of the Verdant family, expanding our reach, and continuing our relationship with our existing client base without missing a beat.”

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For more information, please contact Maria Foskaris at (949) 633-3467.

About 24Tech Corporation (“24Tech”)
24Tech is a technology innovation company providing information technology products, support, and services to clients in both the private and public sectors and in industries ranging from wholesale/distribution, professional services, manufacturing, legal, medical, accounting, and more.  The 24Tech team consists of highly-qualified and competent IT professionals with over 75 years of collective IT experience who are abreast on the next generation of web-based technologies,  bioinformatics, cloud computing, global information systems, large scale knowledge bases, and other computer science advancements.

About VRDT Corporation
VRDT Corporation (“Verdant”) delivers total energy technology solutions and profitable distributed grid management through an innovative energy technology aggregation model. The Verdant Solutions team creates significant synergies by developing credible and commercially viable products and solutions across a set of verticals including energy storage, infrastructure, energy generation, automotive, charging and other industry.

Statements contained in this release that are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934 and are inherently uncertain. Actual performance and results may differ materially from that projected herein due to certain risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. VRDT Corporation does not intend to update any of the forward-looking statements after the date of this release to conform them to actual results, except as may be required by law.